Exhibit 99.1

Poniard Pharmaceuticals Announces Management Changes and Reduction in Force

Ronald A. Martell Named Chief Executive Officer

Michael S. Perry, DVM, Ph.D., Named President and Chief Medical Officer

SOUTH SAN FRANCISCO, Calif., February 3, 2010 — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced that Ronald A. Martell has been appointed to the position of chief executive officer, succeeding Jerry McMahon, Ph.D., who will remain as non-executive chairman of the Board of Directors.  In addition, Michael S. Perry, DVM, Ph.D., has been named president and chief medical officer.

The company also announced that it is implementing a plan to reduce its workforce and operating costs in order to focus its resources on the ongoing development of picoplatin in solid tumors. The reduction in force will reduce the number of employees by approximately 57%, to a total of 21, effective February 5th. Poniard remains fully staffed to provide clinical support activities for its ongoing studies and regulatory support for its planned meetings with the U.S. Food and Drug Administration in the first half of 2010.  Poniard expects the reduction in force to result in approximately $4 million in reduced annualized operating expenses in 2010. The Company also expects to incur a charge in the first quarter of 2010 of approximately $1 million related to the workforce reduction.

“The reduction in force is a difficult but necessary step to preserve our resources as we pursue our goals of establishing a regulatory path forward for picoplatin and evaluating our strategic opportunities for this novel therapy.  I want to personally thank all of our employees for their hard work and wish those leaving the company all the best,” said Ronald Martell.  “My near-term priority will be to obtain FDA guidance regarding picoplatin’s potential regulatory and clinical pathways for continued development.  As part of that process, I look forward to benefiting from Dr. Perry’s leadership and experience.”

“Ronald’s significant contributions and leadership continue to prove invaluable as the company works toward a path forward for picoplatin in small cell lung cancer and other solid tumors,” said Rolland Dickson, M.D., Lead Director of Poniard Pharmaceuticals. “We thank Jerry for his many years of leadership and guidance as an officer of Poniard and look forward to his continued contributions as chairman.”

Mr. Martell has served as president and chief operating officer of Poniard since May 2007 and as a Director since June 2006.  Dr. McMahon has served as chief executive officer of Poniard since May 2004 and as chairman of the Board since June 2004.  In his capacity as Chief Medical Officer, Dr. Perry replaces Robert De Jager, M.D., who will continue as a consultant to the Company.  Dr. Perry has recently served as a consultant to Poniard. He has served in executive or Board roles at a number of biopharmaceutical companies, including Baxter BioScience and Novartis. The Management changes will be effective on February 5th.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit http://www.poniard.com.

Forward-Looking Statement

This release contains forward-looking statements describing the Company’s regulatory and partnering strategies with respect to its picoplatin product candidate and the expected cost savings and other benefits related to the reduction in force. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including, but not limited to, the results and timing of the Company’s discussions with the FDA; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; the Company’s ability to retain key personnel and enter into strategic partnerships on favorable terms, or at all; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of any FDA and other required regulatory approvals, if any; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the period ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(C) 2010 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

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For Further Information:

Susan Neath (Investors & Media)

WCG

212-301-7182

sneath@wcgworld.com